Exhibit 99.1

Marina Biotech Acquires RNA Delivery Assets of Novosom AG

Patent Rights to SMARTICLES® Technology Strengthens Marina’s Intellectual Property Position and Further Expands its siRNA Delivery Technologies

BOTHELL, Wash., July 28, 2010 – Marina Biotech, Inc. (Nasdaq: MRNAD), announced today that the Company has acquired the intellectual property of Novosom AG of Halle, Germany for its SMARTICLES® liposomal-based delivery system in an all-stock transaction. The transaction further expands Marina’s RNA delivery platform IP estate, which now includes DiLA2 delivery platform, tkRNAi (bacterial delivery platform), peptide nanoparticle delivery platform, and the SMARTICLES® liposomal delivery platform. This acquisition significantly broadens the number of approaches Marina may take for systemic and local delivery of its proprietary UsiRNA therapeutics. The assets were acquired by Marina for approximately $5 million in unregistered Marina common stock. Additional terms of the agreement were not disclosed.

“We are pleased to have acquired the SMARTICLES® intellectual property estate of Novosom,” stated J. Michael French, President and CEO of Marina Biotech. “We believe that this technology and intellectual property estate, resulting from years of hard work and diligent IP prosecution on the part of Novosom, is a significant addition to our existing RNA delivery platforms and the IP estate of Marina Biotech. We plan to take full advantage of our new IP position by expanding our existing delivery capability to develop additional novel formulations for safe and effective systemic and local delivery of RNAi-based therapeutics.”

The acquired Novosom patent estate represents a global portfolio including 42 issued or allowed patents and 31 pending patent applications providing broad coverage for liposomal delivery formulations, lipid compounds and nucleic acid chemistry.

“We believe the team at Marina Biotech is best positioned to further develop and exploit the advantages of the SMARTICLES® siRNA delivery platform,” stated Elias Papatheodorou, Chief Executive Officer of Novosom, AG. “The addition of this technology to the expanding capability of Marina provides a truly unique opportunity in the sector to advance multiple RNAi-based therapeutics to the market.”

Novosom’s SMARTICLES® define a novel class of liposomes: fully charge-reversible particles. Novosom’s liposomal vectors allow delivery of active substance (siRNA, antisense, decoy, etc.) inside the cell either by local or systemic administration. SMARTICLES® are designed to ensure: (1) stable passage through the bloodstream and (2) release of the nucleic acid payload within the target cell where it can engage the RNA interference pathway and exert its therapeutic effect.

Canaccord Genuity served as Marina’s financial advisor on this transaction and Ferghana Partners Group served as Novosom’s financial advisor.

About Marina Biotech, Inc.

Marina Biotech (formerly known as MDRNA, Inc.) is a biotechnology company, focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Marina’s pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs - in hepatocellular carcinoma and bladder cancer. Marina’s goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission under MDRNA Inc. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contacts:

Pete Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com

Westwicke Partners (Investors):

Stefan Loren, Ph.D., (443) 213-0507

sloren@westwicke.com

John Woolford, (443) 213-0506

john.woolford@westwicke.com

McKinney|Chicago (Media):

Alan Zachary, (312) 944-6784 × 316 or

(708) 707-6834

azachary@mckinneychicago.com